UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 17, 2017

P. H. Glatfelter Company

(Exact name of registrant as specified in its charter)

Pennsylvania	001-03560	23-0628360

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

96 S. George Street, Suite 520, York, Pennsylvania		17401

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		717 225 4711

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

P. H. Glatfelter Company (the "Company") previously disclosed in its 2015 Annual Report on Form 10-K and in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, that it is currently involved in various legal proceedings surrounding the Fox River environmental matter in Wisconsin. As described in our disclosures, the appellate court vacated and remanded for reconsideration the district court’s original ruling in the Whiting Litigation that NCR Corporation (“NCR”) would bear 100% of costs for the downstream portion of the Site.  The trial to litigate the allocation of cleanup costs and natural resource damages incurred and to be incurred by the remaining private parties is scheduled to begin in April 2017.

However, on January 17, 2017, the United States of America (“United States”) and the State of Wisconsin (“Wisconsin”), along with two of the four remaining private parties, NCR and Appvion, Inc. (“Appvion”), lodged a proposed consent decree with the United States District Court for the Eastern District of Wisconsin, which if approved by the court, largely resolves the obligations of NCR and Appvion for the Fox River. Neither the Company nor Georgia Pacific Corporation (“GP”) was a party to the proposed consent decree.

Among the various provisions of the proposed consent decree, NCR would agree to complete all remaining remediation activities required by the 2007 Unilateral Administrative Order for Operable Units 2-5 of the Fox River, which are expected to be completed before the end of 2018 at a cost of approximately $200 million. In addition, under the proposed consent decree, NCR and Appvion would agree not to pursue either the Company or GP to recover any costs NCR or Appvion have incurred to date or will incur in the future.  The proposed consent decree would also bar claims by others, including us, to recover from NCR or Appvion any costs we have incurred or may incur in the future, and any amounts awarded in previous judgments.

The proposed consent decree would leave the Company as the only remaining party liable for past response costs incurred by the United States and Wisconsin totaling approximately $34 million through September 2015, as well as costs that may be incurred after that date.  In addition, the United States and Wisconsin would look to Glatfelter and GP to perform all post remediation activities, including monitoring and maintenance.  We currently do not have a comprehensive understanding of the maintenance and monitoring activities or an estimate of the cost to complete.  The proposed consent decree does not address how these future obligations of the Company or GP would be allocated between the two parties.

In addition, the parties to the consent decree submitted a letter asking the Court to consider a stay in the Whiting Litigation scheduled to begin in April 2017, pending the Court’s ruling on the proposed consent decree.

The Company is currently in the process of evaluating the proposed consent decree including how we may respond and the impact, if any, on our reserves.  Interested persons, including the Company, will have the opportunity to submit comments to the United States Department of Justice if they believe that the United States should not go forward with this settlement.  If the United States does decide to proceed, it will seek approval of the consent decree from the district court.  At that time, the Company or any others who have submitted comments may oppose that approval.  Any party to the district court case who objected to the proposed consent decree may appeal its entry by the court.  As of September 30, 2016, the Company's reserve for matters relating to the Fox River totaled $12.9 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P. H. Glatfelter Company

January 19, 2017	By:	/s/ Kent K. Matsumoto

Name: Kent K. Matsumoto
Title: Vice President, General Counsel & Corporate Secretary